Exhibit 3.1

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED ARTICLES OF INCORPORATION

OF

BBX CAPITAL CORPORATION

The Amended and Restated Articles of Incorporation, as amended, of BBX Capital Corporation, a Florida corporation (the “Corporation”), are hereby amended pursuant to the provisions of Section 607.1006 of the Florida Business Corporation Act, and such amendments are as follows:

FIRST:  At 5:00 p.m., Eastern Time, on July, 22, 2020, the Effective Date of these Articles of Amendment as set forth below, each five (5) shares of the Corporation’s Class A Common Stock, par value $.01 per share (“Class A Common Stock”), issued and outstanding shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Class A Common Stock, and each five (5) shares of the Corporation’s Class B Common Stock, par value $.01 per share (“Class B Common Stock”), issued and outstanding shall automatically be combined into one (1) validly issued, fully paid and non-assessable share of Class B Common Stock, in each case without any further action by the Corporation or the holder thereof, subject to the treatment of fractional shares as described below (the “Reverse Stock Split”). No fractional shares of Class A Common Stock or Class B Common Stock shall be issued in connection with the Reverse Stock Split. Rather, fractional shares created as a result of the Reverse Stock Split shall be rounded up to the next largest whole number, such that, in lieu of fractional shares, each shareholder who otherwise would be entitled to receive fractional shares of Class A Common Stock or Class B Common Stock as a result of the Reverse Stock Split shall instead be entitled to receive the next largest whole number of shares of Class A Common Stock or Class B Common Stock, as the case may be.

SECOND: The first sentence of the second paragraph of Article IV is hereby deleted in its entirety and replaced with the following:

“Special Class A Common Stock. The Corporation is authorized to issue 30,000,000 shares of Special Class A Common Stock at a par value of $0.01 per share.”

THIRD: The first sentence of the second paragraph of Article IV is hereby deleted in its entirety and replaced with the following:

“Class B Common Stock. The Corporation is authorized to issue 4,000,000 shares of Class B Common Stock at a par value of $0.01 per share.”

FOURTH: Section 3(a) and (b) of Article V is hereby deleted in its entirety and replaced with the following:

“(a) Class A Common Stock. On all matters presented for a vote of shareholders, holders of Class A Common Stock shall be entitled to one vote for each share held. Until the total number of outstanding shares of Class B Common Stock shall first fall below 360,000 shares (an “Initial Trigger Event”), the Class A Common Stock shall possess in the aggregate 22% of the total voting power of the Common Stock (as adjusted pursuant to clauses (ii) and (iv) of subparagraph (b) below, the “Class A Percentage”).

(b) Class B Common Stock.

(i) On all matters presented for a vote of shareholders, holders of Class B Common Stock shall be entitled to a number of votes (which may be or include a fraction of a vote) for each share of Class B Common Stock held equal to the quotient derived by dividing (1) the number equal to (x) the total number of shares of Class A Common Stock outstanding on the relevant record date divided by the Class A Percentage less (y) the total number of shares of Class A Common Stock outstanding on such record date by (2) the total number of shares of Class B Common Stock outstanding on such record date.

(ii) Until the occurrence of an Initial Trigger Event, the Class B Common Stock shall possess in the aggregate 78% of the total voting power of the Common Stock (as adjusted pursuant to clauses (ii) and (iv) below, the “Class B Percentage”). From and after the occurrence of an Initial Trigger Event but prior to a Final Trigger Event, the Class A Percentage shall be increased and the Class B Percentage shall be decreased based on the number of shares of Class B Common Stock then issued and outstanding as follows:

 (1)if, on the record date for any matter to be voted upon, or consented to, by the Corporation’s shareholders, the number of outstanding shares of Class B Common Stock is less than 360,000 shares but greater than 280,000 shares, then the Class A Percentage shall thereafter be equal to 40% and the Class B Percentage shall thereafter be equal to 60%, in each case until further adjusted in accordance herewith; and

 (2)if, on the record date for any matter to be voted upon, or consented to, by the Corporation’s shareholders, the number of outstanding shares of Class B Common Stock is less than 280,000 shares but greater than 100,000 shares, then the Class A Percentage shall thereafter be equal to 53% and the Class B Percentage shall thereafter be equal to 47%.

(iii) Notwithstanding the foregoing nor anything else herein to the contrary, until the occurrence of a Final Trigger Event: (1) at no time shall the Class B Percentage be increased or the Class A Percentage reduced as a result of a change in the number of shares of Class B Common Stock outstanding other than through the operation of subparagraph (e) below; and (2) the Class A Percentage shall never be greater than 53% and the Class B Percentage shall never be less than 47%.

(iv) When the total number of outstanding shares of Class B Common Stock shall first fall below 100,000 shares (a “Final Trigger Event”), thereafter, on all matters presented for a vote or consent of the Corporation’s shareholders, holders of Class A Common Stock and Class B Common Stock shall each be entitled to one vote for each share held and the Class A Percentage and the Class B Percentage shall no longer have any application or effect.”

FIFTH: Subsection 1 of Section 6 of Article V is hereby deleted in its entirety and replaced with the following:

“1. Designation and Amount. The shares of such series shall be designated “Class A Common Stock” (the “Class A Common Stock”) and the number of shares constituting such series shall be 30,000,000.”

EFFECTIVE DATE: The effective date of these Articles of Amendment shall be July 22, 2020 (the “Effective Date”). The amendments set forth in Articles Second, Third, Fourth and Fifth hereof shall become effective contemporaneously with the Reverse Stock Split.

ADOPTION OF AMENDMENTS: The foregoing amendments were duly adopted and approved by the Board of Directors of the Corporation on June 16, 2020 and by the holders of the Corporation’s Class B Common Stock by action by written consent without a meeting delivered to the Company on June 26, 2020. The number of shares in respect of which the written consent was given was sufficient for approval, and no other class of the Corporation’s capital stock was entitled to vote on or consent to the amendments.